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                                                                  EXHIBIT 99.4

                     REVLON CONSUMER PRODUCTS CORPORATION
                PRICES NOTES OFFERING AND INTENDS TO REFINANCE
                         9 1/2% SENIOR NOTES DUE 1999

NEW YORK, NY -- (November 4, 1998) -Revlon Consumer Products Corporation ("RCPC") announced today that it has offered $250,000,000 aggregate principal amount of its 9% Senior Notes due 2006 (the "Notes"), which offering is scheduled to close on Friday, November 6, 1998. As previously announced, a portion of the net proceeds of the Notes will be used to refinance RCPC's $200 million of 9 1/2% Senior Notes Due 1999 (the "Old Notes"), which become due on June, 1, 1999, including through open market purchases. RCPC intends to use the balance of the net proceeds from the sale of the Notes for general corporate purposes, including to temporarily reduce indebtedness under the working capital lines under its credit agreement. Pending the refinancing of the Old Notes, such net proceeds will be retained by RCPC and a portion of such proceeds will be used to temporarily reduce indebtedness under the working capital lines under RCPC's credit agreement and under other short-term facilities.

   RCPC is a wholly owned subsidiary of Revlon, Inc. (NYSE: REV). The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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   Information in this Press Release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, RCPC's intention to refinance the Old Notes. All such forward-looking statements involve risks and uncertainties. In addition to factors that are described in the SEC filings of RCPC, the following factors could cause actual results to differ materially from those expressed in the forward-looking statements: difficulties or delays in consummating the sale of the Notes, the proceeds from which will be used to refinance the Old Notes, as well as other difficulties in effecting such refinancing.

                                    ******

Press Contact:            Nancy Risdon
                          212-527-5791

Investor Relations:       Deena Fishman
                          212-527-5230